Exhibit 4.1

CERTIFICATE OF INCORPORATION

OF

TRANSCEND SERVICES, INC.

(amended and restated pursuant to Rule 102 of Regulation S-T)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRANSCEND SERVICES, INC.

I.

The name of the Corporation is: Transcend Services, Inc.

II.

The location of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. the name of its registered agent at that address is The Corporation Trust Company.

III.

The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

The aggregate number of shares which the Corporation shall have the authority to issue is Seventeen Million (17,000,000) of which Fifteen Million (15,000,000) shall be common stock, par value $0.05 per share, and Two Million (2,000,000) shall be preferred stock, par value $0.01 per share. Such shares of such preferred stock may be issued by from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the preferred stock and the rights, powers, preferences, and the relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.

SERIES A CONVERTIBLE PREFERRED STOCK

1.    Designation; Rank.    212,800 shares of the preferred stock, $.01 par value, stated value $25.00 per share (the “Stated Value”), of the Corporation are hereby constituted as a series of the preferred stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and having relative rights and preferences to all other classes and series of the capital stock of the Corporation as set forth herein. The Series A Preferred Stock shall rank senior to all other classes or series of capital stock of the Corporation except as permitted by Section 4(b) hereof.

2.    Dividends.

(a)    The holders of record of issued and outstanding shares of the Series A Preferred Stock (the “Record Holders”) shall be entitled to receive, when and as declared by the Board of Directors of the Corporation or a duly authorized committee thereof (the “Board”) out of funds legally available therefor, a cumulative, quarterly cash dividend of nine percent (9%) of the Stated Value, calculated at the rate of 9% per annum from the Issue Date, of the shares of the Series A Preferred Stock held by each such Record Holder and no more, payable on or about the 15th day of February, May, August, and November of each year, commencing February 15, 1998 (the “Dividend Payment Dates”). Each dividend declared by the Board shall be paid to the Record Holders as their names appear on the stock books of the Corporation on the 1st of the month in which the Dividend Payment Dates fall. Dividends in arrears for any quarter may be declared and paid at any time, without reference to any regular Dividend Payment Dates, to the Record Holders on the date fixed by the Board as their names appear on the stock books of the Corporation; provided that such date fixed by the Board shall not exceed 15 days preceding the payment date thereof. Any dividend payment made on shares of this Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due for this Series A Preferred Stock. Whether or not declared for payment by the Board, dividends at the rate prescribed above shall be deemed to accrue in arrears on each outstanding share of this Series A Preferred Stock from month to month as of the 15th day of each month, commencing with the month next following the month in which such share is issued.

(b)    Failure by the Corporation to pay dividends on eight consecutive Dividend Payment Dates shall constitute a default entitling the holders of the Series A Preferred Stock to a readjustment of the Conversion Price, as defined below, so that the holders of the Series A Preferred Stock may convert their shares into two (2) times as many shares of the common stock, $.01 par value per share (the “Common Stock”), of the Corporation as the Conversion Price in effect prior to the default would allow.

(c)    During any fiscal quarter of the Corporation, no dividend shall be paid upon, or declared and set apart for, any share of this Series A Preferred Stock or for any share of any other series of the Preferred Stock ranking pari passu with shares of this Series A Preferred Stock as to dividends, unless during such fiscal quarter a like proportionate dividend, ratably in proportion to the respective dividends applicable thereto, shall be paid upon, or be declared and set apart for, all shares of this Series A Preferred Stock as to which dividends shall have accrued. Record Holders of shares of this Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, securities or other property, in excess of the full cumulative dividends on shares of this Series A Preferred Stock.

(d)    So long as any Series A Preferred Stock is outstanding, no dividend (other than a dividend payable in Common Stock or any other stock of the Corporation ranking junior to this Series A Preferred Stock as to dividends and upon liquidation, and other than as provided in paragraph (c) of this Section 2) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Stock or upon any other stock of the Corporation ranking junior to or pari passu with this Series A Preferred Stock as to dividends or upon liquidation, nor shall any of the Common Stock or any other stock of the Corporation ranking junior to or pari passu with this Series A Preferred Stock as to dividends or upon liquidation be redeemed, repurchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation or any subsidiary thereof (except by conversion into or exchange for shares of Common Stock or of any other stock of the Corporation ranking junior to this Series A Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series A Preferred Stock for all dividends in arrears shall have been paid or declared and set apart for payment.

(e)    Subject to the foregoing provisions, dividends, whether payable in cash, stock or otherwise as to the Board may determine, may be declared and paid from time to time on Common Stock and on any other class or series of stock of the Corporation, out of funds of the Corporation legally available for the payment of dividends, and this Series A Preferred Stock shall not be entitled to participate in any such dividends.

3.    Preference on Liquidation.

(a)    Liquidation Preference for Series A Preferred Stock.    In the event that the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution of the assets of the Corporation shall be made to the holders of shares of Common Stock or other Junior Securities (and no monies shall be set apart for such purpose) unless (i) prior thereto, the holders of shares of Series A Preferred Stock shall have received from the assets of the Corporation an amount per share equal to the sum of $25.00 (the “Series A Liquidation Preference”).

(b)    Pro Rata Payments.    If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series A Liquidation Preference for each share of Series A Preferred Stock then outstanding and the full liquidating payments on all Parity Securities, then the assets of the Corporation remaining after the distribution to holders of any Senior Securities of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series A Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

(c)    Sale not a Liquidation.    Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(d)    Notice of Liquidation.    Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date specified therein, to the holders of record of the Series A Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

4.    Voting.

(a)    General Rights.    In addition to any voting rights provided in the Certificate of Incorporation or By-laws, the Series A Preferred Stock shall vote together with the Common Stock as a single class on all actions to be voted on by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (rounded down to the nearest whole share of Common Stock) into which each share of Series A Preferred Stock is then convertible. The holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation.

(b)    Special Voting Rights on Certain Corporate Actions.    The Corporation shall not, without the prior consent (in addition to any other vote or consent required by law, contract or otherwise) of the holders of seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock, voting as a class in person or by proxy in writing or at a special meeting called for the purpose: (i) create or authorize any additional stock or any class or series unless the same ranks junior to the Preferred Stock as to dividends, as to redemptions and as to the distribution of assets on dissolution, liquidation or winding up, whether voluntary or involuntary, or create or authorize any obligation or security convertible into shares of stock of any class or series unless the same ranks junior to the Series A Preferred Stock as to dividends, as to redemptions and as to the distribution of assets on dissolution, liquidation or winding up, whether voluntary or involuntary, whether any such creation or authorization shall be by means of amendment of the Certificate of Incorporation, this Certificate of Designations, merger, consolidation or otherwise; or (ii) amend, alter or repeal the Certificate of Incorporation, this Certificate of Designations or Bylaws, or file any directors’ resolutions pursuant to the General Corporation Law of the State of Delaware, containing, in any such case, any provision which in any manner adversely affects the respective powers, designations, preferences or rights, or the qualifications, limitations or restrictions thereof, of the Series A Preferred Stock, (iii) agree to, or permit any subsidiary to agree to, any provision in any agreement that would impose any restrictions on the Corporation’ s right to make any redemption of or convert any of the Series A

Preferred Shares or otherwise prohibit the Corporation from honoring the exercise of any rights the holders of the Series A Preferred Shares now have or may hereafter have, or (iv) engage in any merger, share exchange, consolidation or reorganization which would result in the holders of Common Stock of the Corporation immediately prior to such transaction owning less than fifty percent (50%) of the Common Stock of the Corporation, or such surviving entity, immediately after such transaction; provided, however, with respect to this subsection 4(b)(iv), in the event that such consent is not obtained, the Company may, at its option, redeem all or a portion of the then issued and outstanding Series A Preferred Stock at the Redemption Price and upon the terms set forth, and then in effect, in Section 6(a)(iii) hereof.

5.    Conversion.    The holders of Series A Preferred Stock shall have the right to convert all or a portion of such shares into fully paid and nonassessable shares of Common Stock or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof as follows:

(a)    Optional Conversion.    Subject to and upon compliance with the provisions of this Section 5, a holder of shares of Series A Preferred Stock shall have the right without payment of any additional consideration, at the option of such holder, at any time or from time to time, to convert each of such shares into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share of Common Stock) obtained by dividing $25.00 by the Conversion Price then in effect and by surrender of such shares, such surrender to be made in the manner provided in paragraph (b) of this Section 5. The Common Stock issuable upon conversion of the shares of Series A Preferred Stock, when such Common Stock shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable Common Stock held by the holders thereof.

(b)    Mechanics of Conversion.    Each holder of Series A Preferred Stock that desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, accompanied by written notice to the Corporation setting forth the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued if such name or names shall be different than that of such holder. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance and delivery of shares of Common Stock in such name or names. Thereupon, the Corporation shall issue and deliver at such office on the fifth (5th) succeeding Business Day (unless such conversion is in connection with an underwritten public offering of Common Stock, in which event concurrently with such conversion) to such holder or on such holder’s written order, (i) a certificate or certificates for the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder is entitled and (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted (except that if such conversion is in connection with an underwritten public offering of Common Stock, then such conversion shall be deemed to have been effected upon such surrender) so that the rights of the holder thereof as to the shares being converted shall cease at such time except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time.

(c)    Adjustment of the Conversion Price.    The Conversion Price shall be adjusted from time to time as follows:

(i)    Adjustment for Stock Splits and Combinations.    If the Corporation at any time or from time to time after the Issue Date effects a subdivision of the outstanding Common Stock or combines the outstanding shares of Common Stock, then, in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted so that each holder of shares of Series A Preferred Stock shall have the right to convert its shares of Series A Preferred Stock into the number of shares of Common Stock which it would have owned after the event had such shares of Series A Preferred Stock been converted immediately before the happening of such event. Any adjustment under this Section 5(c)(i) shall become effective as of the date and time the subdivision or combination becomes effective.

(ii)    Reorganization, Reclassification, Merger or Consolidation.    If the Corporation shall at any time reorganize or reclassify the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination) or consolidate with or merge into another corporation (where the Corporation is not the continuing corporation after such merger or consolidation), the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock in whole or in part, the same kind and number of shares of stock and other securities, cash or other property (and upon the same terms and with the same rights) as would have been distributed to a holder upon such reorganization, reclassification, consolidation or merger had such holder converted its Series A Preferred Stock immediately prior to such reorganization, reclassification, consolidation or merger (subject to subsequent adjustments under Section 5(c) hereof). The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Corporation will not effect any such reorganization, reclassification, merger or consolidation unless prior to the consummation thereof, the corporation who may be required to deliver any stock, securities or other assets upon the conversion of the Series A Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series A Preferred Stock. A sale, transfer or lease of all or substantially all of the assets of the

Corporation to another person shall be deemed a reorganization, reclassification, consolidation or merger for the foregoing purposes.

(iii)    Issuance of Common Stock at a Price Below Conversion Price.    In case the Corporation at any time or from time to time shall issue after the Issue Date shares of its Common Stock (or securities convertible into its Common Stock) at a price per share (or having a conversion price per share) less than the Conversion Price (as defined in Section 9 below) per share of Common Stock, and in such case, the number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to such event by (b) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to such event plus (II) the number of additional shares of Common Stock issued, and the denominator of which shall be the sum of (III) the number of shares of Common Stock outstanding immediately prior to such event plus (IV) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued would purchase at such Conversion Price on the date of such issuance. The adjustment contemplated by this section shall not be made for the first 250,000 shares of Common Stock issued upon exercise of stock options granted to employees or non-employee directors pursuant to plans in existence on the Issue Date provided, however, that the consideration received by the Corporation upon issuance is at least $2.00 per share.

(iv)    Other Provisions Applicable to Adjustments under this Section.    The following provisions shall be applicable to the making of adjustments of the shares of Common Stock into which the Series A Preferred Stock is convertible and the Conversion Price at which the Series A Preferred Stock is convertible provided for in this Section 5(c):

(A)    When Adjustments to Be Made.    The adjustments required by this Section 5(c) shall be made whenever and as often as any event requiring an adjustment shall occur, except that any adjustment of the Conversion Price that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(c)(i)) up to, but not beyond the date of conversion if such adjustment either by itself or with other adjustments not previously made amount to a change in the Conversion Price is less than $.05. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 5(c) and not previously made, would result in a minimum adjustment or on the date of conversion. For the purpose of any adjustment, any event shall be deemed to have occurred at the close of business on the date of its occurrence.

(B)    Fractional Interests.    In computing adjustments under this Section 5(c), fractional interests in the Common Stock shall be taken into account to the nearest 1/10th of a share.

(C)    Challenge to Good Faith Determination.    Whenever the Board shall be required to make a determination in good faith of the fair value of any item under this Section 5(c), such determination may be challenged in good faith by a holder of Series A Preferred Stock and any dispute shall be resolved by an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holder. The fees of such investment banker shall be borne by such holder if the Corporation’s calculation is determined to be correct and otherwise by the Corporation.

(d)    No Fractional Share Adjustments.    No fractional shares shall be issued upon conversion of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock is to be converted at one time by the same stockholder, the number of full shares issuable upon such conversion shall be computed on the basis of the aggregate amount of the shares to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price per share of Common Stock at the close of business on the day of conversion which such fractional share of Series A Preferred Stock would be convertible into on such date.

(e)    Shares to be Reserved.    The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock from time to time outstanding including all those required under subsection 2(b). The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized but unissued Common Stock shall be insufficient to permit the conversion in full of the Series A Preferred Stock.

(f)    Taxes and Charges.    The Corporation will pay any and all issue or other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that of the Series A Preferred Stock, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g)    Accrued Dividends.    Upon conversion of any shares of the Series A Preferred Stock, the holder thereof shall be entitled to receive any accrued but unpaid dividends in respect of the shares of the Series A Preferred Stock so converted to the date of such conversion in the form of cash.

(h)    Closing of Books.    The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such shares of Series A Preferred Stock.

6.    Redemption.

(a)    Optional Redemption.    The Series A Preferred Stock will be redeemable, at the Corporation ‘s option, as follows:

(i)    Provided that the Common Stock has traded at a Market Price of greater than $10.50 per share for the 20 consecutive Trading Days immediately preceding the Redemption Date, at any time on or after November 15, 1998, upon not less than 60 days’ notice mailed to each holder of Series A Preferred Stock to be redeemed at its address appearing in the Security Register, during which time the holder shall maintain the ability to convert its Series A Preferred Stock into shares of Common Stock at the then current Conversion Price, at the following redemption prices (the “Redemption Price”) (expressed as percentages of the Stated Value), if redeemed during the 12-month period beginning November 15 of the years indicated below:

Year	Redemption Price
1998	109%
1999	106%
2000	103%
2001 and thereafter	100%

in each case together with any and all accrued but unpaid dividends thereon as of the Redemption Date as defined below.

(ii)    At any time on or after November 15, 1998, the Corporation may, at its option, use the net proceeds of one or more Public Equity Offerings to redeem all or a portion of the then issued and outstanding Series A Preferred Stock at the Redemption Price set forth above then in effect for the Series A Preferred Stock; provided that, the holders of the Series A Preferred Stock shall maintain the ability to convert their shares at the Conversion Price then in effect. In order to effect the foregoing redemption, the Corporation must mail a notice of redemption no later than 60 days after the closing of the related Public Equity Offering and must consummate such redemption within 90 days of the closing of the related Public Equity Offering.

(iii)    If, at any time on or after November 15, 1998, the holders of the outstanding shares of Series A Preferred Stock do not consent to a transaction requiring their consent as set forth in Section 4(b)(iv) relating to certain mergers, share exchanges, consolidations, or reorganizations, the Company may, at its option, redeem all or a portion of the then issued and outstanding Series A Preferred Stock at the Redemption Price set forth in paragraph (i) above then in effect for the Series A Preferred Stock; provided, however, the holders of the Series A Preferred Stock shall maintain the ability to convert their shares at the Conversion Price then in effect. In order to effect the foregoing redemption, the Corporation must mail a notice of redemption to the holders of Series A Preferred Stock not less than 30 days prior to the effective date of the transaction.

(iv)    If less than all of the outstanding shares of this Series are to be redeemed pursuant to this Section 6, the shares to be redeemed shall be selected by the Corporation or from outstanding shares of this Series not previously called for redemption, pro rata by lot, or by any other method determined by the Corporation in its sole discretion to be equitable.

(b)    Procedures for Redemption.    In the event the Corporation shall desire to redeem shares of Series A Preferred Stock pursuant to Section 6(a), the Corporation shall give written notice of such redemption by first class mail, postage prepaid, mailed not less than sixty (60) days prior to the Redemption Date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that payment will be made upon presentation and surrender of such Series A Preferred Stock. Notice having been mailed as aforesaid, from and after the Redemption Date, unless the Corporation shall be in default in the payment of the Redemption Price, (A) shares of Series A Preferred Stock shall be deemed no longer outstanding, and (B) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation any moneys payable upon redemption without interest thereon) shall cease.

Upon surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable Redemption Price.

7.    Shares to be Retired.    Any share of Series A Preferred Stock converted, redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board as shares of preferred stock of one or more other series but not as shares of Series A Preferred Stock.

8.    Restrictions on Transfer.    Prior to conversion as set forth in Section 5, the Series A Preferred Stock shall not be transferrable without the prior written consent of the Company, which consent shall not be unreasonably withheld.

9.    Definitions.    As used herein, the following terms shall have the respective meanings set forth below:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Georgia.

“Common Stock” means the Corporation’s Common Stock, no par value per share, and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

“Conversion Price” means the Conversion Price per share of Common Stock into which the Series A Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 5 hereof. The initial Conversion Price shall be $3.375.

“Issue Date” means, as to any share of Series A Preferred Stock, the date of original issuance thereof by the Corporation.

“Junior Securities” means the Common Stock and any other class of capital stock or series of preferred stock hereafter created by the Corporation which does not expressly provide that it ranks senior to or pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

“Market Price” means, as to any security on the date of determination thereof, the average of the closing prices of such security’s sales on all principal United States securities exchanges on which such security may at the time be listed, or, if there shall have been no sales on any such exchange on any day, the last trading price of such security on such day, or if such there is no such price, the average of the bid and asked prices at the end of such day, on The Nasdaq Stock Market, in each such case averaged for a period of twenty (20) consecutive Business Days prior to the day as of which Market Price is being determined; provided that if such security is listed on any United States securities exchange the term “Business Days” as used in this sentence means business days on which such exchange is open for trading. Notwithstanding the foregoing, with respect to the issuance of any security by the Corporation in an underwritten public offering, the Market Price shall be the per share purchase price paid by the underwriters. If at any time such security is not listed on any exchange or The Nasdaq Stock Market, the Market Price shall be deemed to be the fair value thereof determined in good faith by the Board of Directors of the Corporation, as of the most recent practicable date as of which the determination is to be made, taking into account the value of the Corporation as a going concern, and without taking into account any lack of liquidity of such security or any discount for a minority interest.

“Parity Securities” mean any class of capital stock or series of preferred stock hereafter created by the Corporation which expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

“Person” or “person” shall mean an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

“Public Equity Offering” means an underwritten offering with gross proceeds to the Corporation of at least $15 million pursuant to a registration statement that has been declared effective by the Commission (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Corporation).

“Redemption Date” shall mean the date which shall be selected by the Board for redemption of all or a portion of the shares of this Series A Preferred Stock.

“Senior Securities” means any class or series of capital stock, debt instrument or security convertible into capital stock or debt securities of the Corporation other than Parity Securities or Junior Securities.

“Series A Liquidation Preference” shall have the meaning set forth in Section 3(a).

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Trading Day” shall mean any day in which The Nasdaq Stock Market, or any other market or exchange upon which the Common Stock is traded, is open and no less than 100 shares of Transcend Services, Inc. are traded.

10.    Notices.    Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given (i) upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in Section 5(b) hereof, or (ii) in all other cases, upon the earlier of (x) receipt of such notice, (y) three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (z) the Business Day following sending such notice by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its offices at 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30342, Attention: Doug Shamon, or to an agent of the Corporation designated as permitted by the Articles of Incorporation, or, if to any holder of the Series A Preferred Stock, to such holder at the address of such holder of the Series A Preferred Stock as listed in the stock record books of the Corporation.

11.    (a) Notwithstanding any provisions otherwise contained in Section 5 of the Original Series A Designation respecting “Conversion” or Section 6 of the Original Series A Designation respecting “Redemption,” during the period (the “Inducement Period”) commencing on the date on which this Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock is accepted for filing with the Secretary of State of Delaware (the “Amendment Date”) and ending at 5:00 p.m., Atlanta, Georgia time on the 20th day following the Amendment Date, by written agreement between the Corporation and The St. Paul Companies, which is the registered holder of record of $1,500,000 stated value of Series A Convertible Preferred Stock (represented by 60,000 shares of Series A Convertible Preferred Stock) (“The St. Paul Series A Shares”), the Corporation shall have the exclusive right to redeem The St. Paul Series A Shares in exchange for the following: (i) $600,000 in cash; (ii) an unsecured promissory note in the principal amount of $100,000 bearing interest at an annual rate of 4%, such note to mature and be due and payable on the date which marks the six-month anniversary following the date of issuance of such note; (iii) an unsecured promissory note in the principal amount of $100,000 bearing interest at an annual rate of 4%, such note to mature and be due and payable on the date which marks the nine-month anniversary following the date of issuance of such note; and (iv) the issuance of 200,000 shares of the authorized Common Stock of the Corporation, valued at $3.50 per share ((i) through (iv) being hereinafter referred to as the “Call Consideration”).

12.    The Corporation may exercise such redemption right contained in Section 11 hereof by delivering written notice to The St. Paul Companies by overnight courier, not less than five days prior to the Redemption Date. Such notice shall state the Redemption Date, the place where the certificate for The St. Paul Series A Shares are to be surrendered for payment of the Call Consideration, and that payment will be made upon presentation and surrender of The St. Paul Series A Shares. Notice having been delivered as aforesaid, on the Redemption Date, The St. Paul Series A Shares shall be automatically converted into the right to receive the Call Consideration and all rights of the holder thereof as a stockholder of the Corporation (except the right to receive from the Corporation the Call Consideration) shall cease.

13.    During the Inducement Period, each holder of shares of Series A Preferred Stock, other than The St. Paul Companies, shall be entitled to convert all or any portion of such Series A shares pursuant to Section 5 hereof at a Conversion Price of $2.00 per share. The Corporation agrees to use its commercially reasonable best efforts to register for resale under the Securities Act of 1933, as soon as practicable following the Inducement Period, all shares of Common Stock issued pursuant to Section 5 hereof to holders electing to convert shares of Series A Preferred Stock during the Inducement Period; provided, however, that the Corporation’s obligation to register shares of Common Stock on behalf of any such holder shall be conditioned upon receipt by the Corporation from such holder of a Registration Rights Agreement containing such terms, conditions and representations as are customarily contained in similar such agreements.

14.    In the event a Dividend Payment Date occurs during the Inducement Period, any Record Holder entitled to receive the cash dividend associated with such Dividend Payment Date and who has elected to convert its shares of Series A Preferred Stock pursuant to Section 13 hereof may elect, by delivering written notice to the Corporation by overnight courier not less than three business days prior to such Dividend Payment Date, to have such dividend paid in shares of Common Stock, with the number of shares payable determined as the quotient obtained by dividing the aggregate amount of the dividend payable to such Record Holder by $2.00 rounded down to the nearest whole share. No fractional shares shall be issued as a result of an election by a Record Holder to receive shares of Common Stock pursuant to this Section 14.

15.    Immediately following the Inducement Period, Sections 11 through 14 hereof shall cease to be of any force or effect.”

SERIES B CONVERTIBLE PREFERRED STOCK

1.    Designation; Rank.    60,000 shares of the preferred stock, $.01 par value, stated value $25.00 per share (the “Stated Value”), of the Corporation are hereby constituted as a series of the preferred stock designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and having relative rights and preferences to all other classes and series of the capital stock of the Corporation as set forth herein. The Series B Preferred Stock shall rank junior to the Corporation’s Series A Preferred Stock and senior to all other classes or series of capital stock of the Corporation except as permitted by Section 4(b) hereof.

2.    Dividends.    The holders of the Series B Preferred Stock shall not be entitled to receive dividends.

3.    Preference on Liquidation.

(i)    Liquidation Preference for Series B Preferred Stock.    In the event that the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution of the assets of the Corporation shall be made to the holders of shares of Common Stock or other Junior Securities (and no monies shall be set apart for such purpose) unless prior thereto, the holders of shares of Series B Preferred

Stock shall have received from the assets of the Corporation an amount per share equal to the sum of $25.00 (the “Series B Liquidation Preference”).

(ii)    Pro Rata Payments.    If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series B Liquidation Preference for each share of Series B Preferred Stock then outstanding and the full liquidating payments on all Parity Securities, then the assets of the Corporation remaining after the distribution to holders of any Senior Securities of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series B Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

(iii)    Sale not a Liquidation.    Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(iv)    Notice of Liquidation.    Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date specified therein, to the holders of record of the Series B Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

4.    Voting.

(a)    General Rights.    In addition to any voting rights provided in the Certificate of Incorporation or By-laws, the Series B Preferred Stock shall vote together with the Common Stock as a single class on all actions to be voted on by the stockholders of the Corporation. Each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (rounded down to the nearest whole share of Common Stock) into which each share of Series B Preferred Stock is then convertible. The holders of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation.

(b)    Special Voting Rights on Certain Corporate Actions.    The Corporation shall not, without the prior consent (in addition to any other vote or consent required by law, contract or otherwise) of the holders of seventy-five percent (75%) of the outstanding shares of Series B Preferred Stock, voting as a class in person or by proxy in writing or at a special meeting called for the purpose: (i) create or authorize any additional stock or any class or series unless the same ranks junior to the Series B Preferred Stock as to dividends, as to redemptions and as to the distribution of assets on dissolution, liquidation or winding up, whether voluntary or involuntary, or create or authorize any obligation or security convertible into shares of stock of any class or series unless the same ranks junior to the Series B Preferred Stock as to dividends, as to redemptions and as to the distribution of assets on dissolution, liquidation or winding up, whether voluntary or involuntary, whether any such creation or authorization shall be by means of amendment of the Certificate of Incorporation, this Certificate of Designations, merger, consolidation or otherwise; or (ii) amend, alter or repeal the Certificate of Incorporation, this Certificate of Designations or Bylaws, or file any directors’ resolutions pursuant to the General Corporation Law of the State of Delaware, containing, in any such case, any provision which in any manner adversely affects the respective powers, designations, preferences or rights, or the qualifications, limitations or restrictions thereof, of the Series B Preferred Stock, (iii) agree to, or permit any subsidiary to agree to, any provision in any agreement that would impose any restrictions on the Corporation’s right to make any redemption of or convert any of the Series B Preferred Shares or otherwise prohibit the Corporation from honoring the exercise of any rights the holders of the Series B Preferred Shares now have or may hereafter have, or (iv) engage in any merger, share exchange, consolidation or reorganization which would result in the holders of Common Stock of the Corporation immediately prior to such transaction owning less than fifty percent (50%) of the Common Stock of the Corporation, or such surviving entity, immediately after such transaction.

5.    Conversion.    The holders of Series B Preferred Stock shall have the right to convert all or a portion of such shares into fully paid and nonassessable shares of Common Stock or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof as follows:

(a)    Optional Conversion.    Subject to and upon compliance with the provisions of this Section 5, a holder of shares of Series B Preferred Stock shall have the right without payment of any additional consideration, at the option of such holder, at any time or from time to time, to convert each of such shares into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share of Common Stock) obtained by dividing $25.00 by the Conversion Price then in effect and by surrender of such shares, such surrender to be made in the manner provided in paragraph (b) of this Section 5. The Common Stock issuable upon conversion of the shares of Series B Preferred Stock, when such Common Stock shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable Common Stock held by the holders thereof.

(b)    Mechanics of Conversion.    Each holder of Series B Preferred Stock that desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series B Preferred Stock or Common Stock, accompanied by written notice to the Corporation setting forth the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued if such name or names shall be different than that of such holder. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance and delivery of shares of Common Stock in such name or names. Thereupon, the Corporation shall issue and deliver at such office on the fifth (5th) succeeding Business Day (unless such conversion is in connection with an underwritten public offering of Common Stock, in which event concurrently with such conversion) to such holder or on such holder’s written order, (i) a certificate or certificates for the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder is entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted (except that if such conversion is in connection with an underwritten public offering of Common Stock, then such conversion shall be deemed to have been effected upon such surrender) so that the rights of the holder thereof as to the shares being converted shall cease at such time except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time.

(c)    Adjustment of the Conversion Price.    The Conversion Price shall be adjusted from time to time as follows:

(i)    Adjustment for Stock Splits and Combinations.    If the Corporation at any time or from time to time after the Issue Date effects a subdivision of the outstanding Common Stock or combines the outstanding shares of Common Stock, then, in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted so that each holder of shares of Series B Preferred Stock shall have the right to convert its shares of Series B Preferred Stock into the number of shares of Common Stock which it would have owned after the event had such shares of Series B Preferred Stock been converted immediately before the happening of such event. Any adjustment under this Section 5(c)(i) shall become effective as of the date and time the subdivision or combination becomes effective.

(ii)    Reorganization, Reclassification, Merger or Consolidation.    If the Corporation shall at any time reorganize or reclassify the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination) or consolidate with or merge into another corporation (where the Corporation is not the continuing corporation after such merger or consolidation), the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock in whole or in part, the same kind and number of shares of stock and other securities, cash or other property (and upon the same terms and with the same rights) as would have been distributed to a holder upon such reorganization, reclassification, consolidation or merger had such holder converted its Series B Preferred Stock immediately prior to such reorganization, reclassification, consolidation or merger (subject to subsequent adjustments under Section 5(c) hereof). The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Corporation will not effect any such reorganization, reclassification, merger or consolidation unless prior to the consummation thereof, the corporation who may be required to deliver any stock, securities or other assets upon the conversion of the Series B Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series B Preferred Stock. A sale, transfer or lease of all or substantially all of the assets of the Corporation to another person shall be deemed a reorganization, reclassification, consolidation or merger for the foregoing purposes.

(iii)    Issuance of Common Stock at a Price Below Conversion Price.    In case the Corporation at any time or from time to time shall issue after the Issue Date shares of its Common Stock (or securities convertible into its Common Stock) at a price per share (or having a conversion price per share) less than the Conversion Price (as defined in Section 8 below) per share of Common Stock, and in such case, the number of shares of Common Stock into which each share of the Series B Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to such event by (b) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to such event plus (II) the number of additional shares of Common Stock issued, and the denominator of which shall be the sum of (III) the number of shares of Common Stock outstanding immediately prior to such event plus (IV) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued would purchase at such Conversion Price on the date of such issuance. The adjustment contemplated by this section shall not be made for the first 250,000 shares of Common Stock issued upon exercise of stock options granted to employees or non-employee directors pursuant to plans in existence on the Issue Date provided, however, that the consideration received by the Corporation upon issuance is at least $2.00 per share.

(iv)    Other Provisions Applicable to Adjustments under this Section.    The following provisions shall be applicable to the making of adjustments of the shares of Common Stock into which the Series B Preferred Stock is convertible and the Conversion Price at which the Series B Preferred Stock is convertible provided for in this Section 5(c):

(A)    When Adjustments to Be Made.    The adjustments required by this Section 5(c) shall be made whenever and as often as any event requiring an adjustment shall occur, except that any adjustment of the Conversion Price that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(c)(i)) up to, but not beyond the date of conversion if such adjustment either by itself or with other adjustments not previously made amount to a change in the Conversion Price is less than $.05. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 5(c) and not previously made, would result in a minimum adjustment or on the date of conversion. For the purpose of any adjustment, any event shall be deemed to have occurred at the close of business on the date of its occurrence.

(B)    Fractional Interests.    In computing adjustments under this Section 5(c), fractional interests in the Common Stock shall be taken into account to the nearest 1/10th of a share.

(C)    Challenge to Good Faith Determination.    Whenever the Board shall be required to make a determination in good faith of the fair value of any item under this Section 5(c), such determination may be challenged in good faith by a holder of Series B Preferred Stock and any dispute shall be resolved by an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holder. The fees of such investment banker shall be borne by such holder if the Corporation’s calculation is determined to be correct and otherwise by the Corporation.

(d)    No Fractional Share Adjustments.    No fractional shares shall be issued upon conversion of the Series B Preferred Stock. If more than one share of the Series B Preferred Stock is to be converted at one time by the same stockholder, the number of full shares issuable upon such conversion shall be computed on the basis of the aggregate amount of the shares to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price per share of Common Stock at the close of business on the day of conversion which such fractional share of Series B Preferred Stock would be convertible into on such date.

(e)    Shares to be Reserved.    The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized but unissued Common Stock shall be insufficient to permit the conversion in full of the Series B Preferred Stock.

(f)    Taxes and Charges.    The Corporation will pay any and all issue or other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of the Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that of the Series B Preferred Stock, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g)    Closing of Books.    The Corporation will at no time close its transfer books against the transfer of any shares of Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such shares of Series B Preferred Stock.

6.    Shares to be Retired.    Any share of Series B Preferred Stock converted, redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board as shares of preferred stock of one or more other series but not as shares of Series B Preferred Stock.

7.    Restrictions on Transfer.    Prior to conversion as set forth in Section 5, the Series B Preferred Stock shall not be transferrable without the prior written consent of the Company, which consent shall not be unreasonably withheld.

8.    Definitions.    As used herein, the following terms shall have the respective meanings set forth below:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Georgia.

“Common Stock” means the Corporation’s Common Stock, $.01 par value per share, and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

“Conversion Price” means the Conversion Price per share of Common Stock into which the Series B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 5 hereof. The initial Conversion Price shall be the greater of (i) the average closing bid price of one share of Common Stock for the five (5) Business Days preceding the Issue Date or (ii) the closing bid price of one share of Common Stock on the day preceding the Issue Date; provided, however, commencing on the date on which this Certificate of Amendment to the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock is accepted for filing with the Secretary of State of Delaware (the “Amendment Date”) and ending at 5:00 p.m., Atlanta, Georgia time on the 20th day following the Amendment Date (the “Conversion Inducement Period”), the Conversion Price shall be $2.00; provided further, that immediately following the Conversion Inducement Period, the Conversion Price shall be the Conversion Price in effect immediately prior to the Amendment Date, subject to adjustment pursuant to Section 5 hereof.

“Issue Date” means, as to any share of Series B Preferred Stock, the date of original issuance thereof by the Corporation.

“Junior Securities” means the Common Stock and any other class of capital stock or series of preferred stock hereafter created by the Corporation which does not expressly provide that it ranks senior to or pari passu with the Series B Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

“Parity Securities” mean any class of capital stock or series of preferred stock hereafter created by the Corporation which expressly provides that it ranks pari passu with the Series B Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

“Person” or “person” shall mean an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

“Public Equity Offering” means an underwritten offering with gross proceeds to the Corporation of at least $15 million pursuant to a registration statement that has been declared effective by the Commission (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Corporation).

“Senior Securities” means the Corporation’s Series A Convertible Preferred Stock and any class or series of capital stock, debt instrument or security convertible into capital stock or debt securities of the Corporation other than Parity Securities or Junior Securities.

“Series B Liquidation Preference” shall have the meaning set forth in Section 3(a).

“Series B Preferred Stock” shall have the meaning set forth in Section 1.

9.    Notices.    Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given (i) upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in Section 5(b) hereof, or (ii) in all other cases, upon the earlier of (x) receipt of such notice, (y) three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (z) the Business Day following sending such notice by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its offices at 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30342, Attention: Douglas A. Shamon, or to an agent of the Corporation designated as permitted by the Articles of Incorporation, or, if to any holder of the Series B

Preferred Stock, to such holder at the address of such holder of the Series B Preferred Stock as listed in the stock record books of the Corporation.

10.    The Corporation shall use its best efforts to register for resale under the Securities Act of 1933, as soon as practicable following the Conversion Inducement Period, all shares of Common Stock issued pursuant to Section 5 hereof to Persons electing to convert shares of Series B Preferred Stock during the Conversion Inducement Period; provided, however, that the Corporation’s obligation to register shares of Common Stock held by a Person pursuant to this Section 10 shall be conditioned upon receipt by the Corporation from such Person of a Registration Rights Agreement containing such terms, conditions and representations as are customarily contained in similar such agreements.”

V.

The name and address of the incorporator is as follows:

Lisa Anne Stater

56 Perimeter Center East

Suite 500

Atlanta, Georgia 30346

VI.

In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

VII.

To the fullest extent permitted by the Delaware General Corporation Law as the same exists, a Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit.

22